Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Real Estate Income Trust, Inc.:

We consent to the use of our report dated March 30, 2015, with respect to the consolidated balance sheets of Inland Real Estate Income Trust, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations and other comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule III, and to the reference to our firm under the heading “Experts,” all included in Supplement No. 31 to the prospectus dated April 16, 2014, which is part of the registration statement on Form S-11 (registration number 333-176775) of Inland Real Estate Income Trust, Inc.

/s/ KPMG LLP

Chicago, Illinois

April 6, 2015